Exhibit 99.1

Replay Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

New York, NY, April 3, 2019 (BUSINESS WIRE)—Replay Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “RPLA.U” beginning April 4, 2019. Each unit consists of one ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on the NYSE under the symbols “RPLA” and “RPLA WS,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry or geographical location, although the Company intends to focus on target businesses in Argentina and/or Brazil.

Credit Suisse and BofA Merrill Lynch are acting as joint book-running managers and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, NY 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com or from BofA Merrill Lynch, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Email: dg.prospectus_requests@baml.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Replay Acquisition Corp.

Grace Lee, info@replayacquisition.com

(212) 891-2700